STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Elys Game Technology, Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Elys Game Technology, Corp.

2. That a Certificate of Amendment of Certificate of Incorporation was filed with the Secretary of State of Delaware on November 2, 2020 (the “Certificate”) and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracies or defects of said Certificate are that Article FIRST of the Certificate and Article SECOND of the Certificate each reference, in error, calling and holding a special meeting of the stockholders of Corporation to consider the amendment to the Certificate of Incorporation, and such stockholders meeting was neither called or held.

4. Article FIRST of the Certificate shall be amended by replacing Article FIRST in its entirety with the following:

“FIRST: That at a meeting of the Board of Directors of, NEWGIOCO GROUP, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of NEWGIOCO GROUP, INC., declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, the Certificate of Incorporation of NEWGIOCO GROUP, INC. be amended by changing the Article thereof numbered FIRST SO, THAT, AS AMENDED SAID Article shall be and read as follows: The name of the corporation is ELYS GAME TECHNOLOGY, CORP.”

5. Article SECOND of the Certificate is hereby deleted in its entirety.

6. Article THIRD of the Certificate shall be renamed as Article SECOND.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be executed this 6th day of November, 2020.

ELYS GAME TECHNOLOGY, CORP.

By: /s/ Matteo Monteverdi

Name: Matteo Monteverdi

Title: President